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               FIRST CAPITAL, INC. REPORTS FIRST QUARTER EARNINGS

Corydon, Indiana--(BUSINESS WIRE)--April 24, 2009. First Capital, Inc. (NASDAQ:
FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $803,000 or $0.29 per diluted share for the quarter ended March 31, 2009, compared to $899,000 or $0.32 per diluted share for the quarter ended March 31, 2008.

The decrease in earnings is primarily due to an increase in noninterest expense and a decrease in noninterest income.

Net interest income after provision for loan losses decreased $18,000 for the quarter ended March 31, 2009 as compared to the same prior year period. Interest income decreased $711,000 when comparing the periods as the average tax-equivalent yield of interest-earning assets decreased from 6.37% in the three-month period ended March 31, 2008 to 5.76% during the same period in 2009. Interest expense decreased $893,000 when comparing the periods as the average cost of interest-bearing liabilities decreased from 3.35% to 2.42%. These decreases in the average tax-equivalent yield on interest-earning assets and average cost of interest-bearing liabilities were primarily due to the Federal Reserve's Open Market Committee lowering the federal funds rate by 275 basis points from March 2008 to December 2008. The provision for loan losses increased from $225,000 for the quarter ended March 31, 2008 to $425,000 for the quarter ended March 31, 2009. This increase reflects the impact of deteriorating general economic conditions and management's assessment of the inherent credit risk with respect to unclassified loans giving consideration to an increase in net charge-offs. The 2009 provision for loan losses was also impacted by deterioration of collateral values for collateral dependent nonperforming loans.

Noninterest income decreased $72,000 for the three months ended March 31, 2009 as compared to the same period in 2008. Service charges on deposit accounts decreased $65,000 when comparing the two periods.

Noninterest expense increased $149,000 during the three months ended March 31, 2009 as compared to the three months ended March 31, 2008. Deposit insurance premiums and occupancy expenses increased $80,000 and $38,000, respectively, when comparing the two periods. The increase in deposit insurance premiums is due to the Bank exhausting its one-time FDIC credit assessment on deposits in existence as of December 31, 1996 and an overall increase in assessment rates. The increase in occupancy expense can be attributed to the opening of a new office in Edwardsville, Indiana, in October 2008 and overall increases in occupancy expenses.

Total assets as of March 31, 2009 were $454.0 million compared to $458.6 million at December 31, 2008. The primary factor behind the decrease in assets was a $6.1 million decrease in gross loans receivable. The funds generated from loan pay downs were primarily used to pay off Federal Home Loan Bank borrowings, which decreased $3.3 million during the three months ended March 31, 2009. Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due and foreclosed real estate) increased from $6.4 million at December 31, 2008 to $7.3 million at March 31, 2009.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville and Salem. The Bank also has begun construction on a new office in Lanesville, Indiana, which is expected to open in June 2009. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a division of the Bank, offers non-FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.


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                               FIRST CAPITAL, INC. AND SUBSIDIARY
                          Consolidated Financial Highlights (Unaudited)

                                                                          THREE MONTHS ENDED
                                                                              MARCH 31,
OPERATING DATA                                                          2009            2008
                                                                        ----            ----
 (Dollars in thousands, except per share data)
Total interest income                                               $    5,943        $    6,654
Total interest expense                                                   2,224             3,117
                                                                    ------------------------------
Net interest income                                                      3,719             3,537
Provision for loan losses                                                  425               225
                                                                    ------------------------------
Net interest income after provision for loan losses                      3,294             3,312

Total non-interest income                                                  806               878
Total non-interest expense                                               3,031             2,882
                                                                    ------------------------------
Income before income taxes                                               1,069             1,308
Income tax expense                                                         264               409
                                                                    ------------------------------
Net income                                                                 805               899
Less net income attributable to the noncontrolling interest                  2                 -
                                                                    ------------------------------
Net income attributable to First Capital, Inc.                      $      803        $      899
                                                                    ==============================

Net income per share attributable to First Capital, Inc.
   common shareholders:
   Basic                                                            $     0.29        $     0.32
                                                                    ==============================

   Diluted                                                          $     0.29        $     0.32
                                                                    ==============================

Weighted average common shares outstanding:
   Basic                                                             2,789,282         2,807,152

   Diluted                                                           2,799,561         2,824,456

OTHER FINANCIAL DATA

Cash dividends per share                                            $      0.18       $     0.17
Return on average assets (annualized)                                      0.71%            0.79%
Return on average equity (annualized)                                      6.69%            7.76%
Net interest margin                                                        3.65%            3.44%
Net overhead expense as a percentage
  of average assets (annualized)                                           2.66%            2.52%

                                                                      MARCH 31,      DECEMBER 31,
BALANCE SHEET INFORMATION                                               2009            2008
 (Dollars in thousands)                                                 ----            ----

Cash and cash equivalents                                           $    22,507        $  22,149
Investment securities                                                    83,818           82,819
Gross loans receivable                                                  318,945          325,047
Allowance for loan losses                                                 2,816            2,662
Earning assets                                                          417,550          417,938
Total assets                                                            453,993          458,625
Deposits                                                                353,444          355,891
FHLB debt                                                                44,580           47,830
Repurchase agreements                                                     5,505            4,552
Stockholders' equity, net of noncontrolling interest                     47,558           47,522
Non-performing assets:
    Nonaccrual loans                                                      4,962            4,441
    Accruing loans past due 90 days                                       1,513            1,092
    Foreclosed real estate                                                  825              881
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